VIASPACE Reports Financial Results for First-Quarter 2011

Announces Debt Payment Restructuring, Framed Art Shipping Up in Second-Quarter

IRVINE, Calif. — May 17, 2011—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable biomass crop, today reported financial results for the first-quarter ended March 31, 2011.

Total revenue for first-quarter 2011 was $582,000 which included $534,000 from Inter-Pacific Arts (IPA). Total revenue for first-quarter 2010 was $927,000 and included $757,000 from IPA.

For the quarter, cost of revenues was $461,000, compared to $676,000 in first-quarter 2010. Gross profit for the quarter was $121,000, compared to gross profit of $251,000 for first-quarter 2010.

Total operating expenses for first-quarter 2011 were $909,000, including $873,000 of selling, general and administrative (SG&A) expense and $36,000 for operations. SG&A included $419,000 in stock-based compensation. Total operating expenses for first-quarter 2010 were $922,000 and included $894,000 in SG&A and $28,000 for operations. SG&A in 2010 included $289,000 in stock-based compensation. Operating loss for the quarter was $788,000, compared to an operating loss of $671,000 in first-quarter 2010.

First-quarter 2011 other expense, net was $54,000 compared to other income, net of $51,000 for first-quarter 2010. Noncontrolling interests was $80,000 income for first-quarter 2011 compared to noncontrolling interests expense of $10,000 for first-quarter 2010.

Net loss for the first-quarter 2011 was $762,000 compared to a net loss in first-quarter 2010 of $630,000. Net loss for first-quarter 2011 and first-quarter 2010 was less than $0.01 per share in each quarter.

VIASPACE Chief Executive Dr. Carl Kukkonen commented, “We reiterate our revenue guidance for IPA for the first-half of 2011. Previously, we announced that revenues for first-half of 2011 would be at least $2.76 million compared with $1.38 million in 2010, a 100% increase from prior year. Revenues for IPA for the second-quarter are forecasted to be at least $2.23 million. The business economy for our US retail customers is improving, and their satisfaction with our pricing and high-quality products is leading to significant new orders. Between April 1 and May 10, we shipped 16 containers of framed art to customers in the US. The factory is very busy and I am confident we will reach the target for the first-half of 2011.”

“Our strong focus for growth remains on Giant King Grass with its high yield and low cost which we believe will play an important role in the global biomass electricity and biofuels future. We are pursuing a large Giant King Grass pellet mill in the Dominican Republic, and power plant opportunities in China and Southeast Asia with DP CleanTech, a world leader in biomass power plants operating 20 biomass power plants in China and 30 in Europe. Recent testing by three companies has confirmed that Giant King Grass is an excellent feedstock for cellulosic biofuels such as ethanol and butanol as well as for biochemicals and bio plastics.”

Kukkonen added, “I am also pleased to announce that our largest shareholder, director and President of VIASPACE Green Energy, Mr. Sung Chang, has agreed to a one-year extension of the first payment due to him under the promissory note related to our acquisition of IPA. Sung is committed to the success of VIASPACE and we are both working together to build value for all of VIASPACE shareholders.”

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels such as ethanol and butanol, and for biochemicals and bioplastics. For more information, please go to www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2010, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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